For Immediate Release
Citigroup, Inc. (NYSE: C)
August 7, 2008

Citi Statement on ARS Settlement

NEW YORK - Citi today issued the following statement regarding the settlement announced today between the Company and the New York Attorney General, the Securities and Exchange Commission, and other state regulatory agencies:

“Our most important focus continues to be on helping our clients. Since the beginning of the Auction Rate Securities (“ARS”) crisis, Citi has worked diligently with issuers, investors, and regulatory authorities to obtain liquidity for holders of illiquid ARS. We have made tremendous progress on these efforts, and, in fact, more than fifty percent of our retail clients’ holdings in ARS have been redeemed or auctioned at par since the crisis began.

“We are pleased to reach this agreement in principle with the New York Attorney General, the Securities and Exchange Commission, and other state regulatory agencies. We remain committed to continuing our work on initiatives that will secure the best and fastest route to providing liquidity to our clients.”

Key Settlement Terms and Expected Impact

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By November 5, 2008, Citi will offer to purchase at par ARS that are not auctioning from all Citi individual investors, small institutions (as defined by the terms of the settlement), and charities that purchased ARS from Citi prior to February 11, 2008.

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The par value of the ARS currently eligible for purchase from individual investors, small institutions, and charities totals approximately $7.3 billion. The capital impact of bringing these assets onto Citi’s balance sheet is expected to be de minimis.

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Based on the ARS currently eligible for purchase and our current market value estimates, the difference between the purchase price and the market value is estimated to be in the range of $500 million on a pre-tax basis. The actual pre-tax loss to Citi as of the date of purchase will depend on the market value at that time and the amount of securities purchased.

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Should individual investors, small institutions, and charities need interim liquidity, they can borrow from Citi the par amount of their ARS on a non-recourse basis. Such loans will become fully due and payable as soon as the proceeds of the par purchase are credited to their account or when the investor declines the purchase offer.

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Citi will work with issuers and other interested parties to provide liquidity solutions for Citi institutional investor clients. In doing so, Citi will use its best efforts to facilitate issuer redemptions and/or to resolve its institutional investor clients’ liquidity concerns through resecuritizations and other means. The New York Attorney General will monitor Citi's progress and, beginning on November 4, 2008, retains the right to take legal action against Citi with respect to its institutional investor clients. The other regulators have entered into a similar arrangement but with a December 31, 2009 date.

•	Citi will refund refinancing fees to municipal ARS issuers that issued ARS in the primary market between August 1, 2007 and February 11, 2008, and refinanced those securities after February 11, 2008.

•	Citi will pay a $50 million fine to the State of New York and a $50 million fine to the other state regulatory agencies.

•	Citi neither admits nor denies allegations of wrongdoing.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi’s major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Media Contacts:	Christina Pretto	(212) 559-9560
	Shannon Bell	(212) 793-6206
	Susan Thomson	(212) 783-3411

Investors:	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091